Exhibit (1)


                         CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-9127 on Form S-3 and related prospectus, Registration Statement No. 33-19555 on Form S-3 and related prospectus, Post-Effective Amendment No. 2 to Registration Statement No. 33-14682 on Form S-8, Registration Statement No. 33-28638 on Form S-8, Registration Statement No. 33-54059 on Form S-8, and Registration Statement No. 33-55399 on Form S-8 of our report dated May 26, 1995 with respect to the financial statements of the TRINOVA Corporation Retirement Savings and Profit-Sharing Plan included in the Annual Report (Form 11-K) for the plan year ended December 31, 1994.







                                         /S/ ERNST & YOUNG LLP




Toledo, Ohio
June 26, 1995


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